Exhibit 99.1
STONE ENERGY CORPORATION
Hurricane Rita Impact
LAFAYETTE, LA. September 27, 2005
     Stone Energy Corporation (NYSE: SGY) today announced that due to Hurricane Rita, all offshore drilling and production activities in the Gulf of Mexico were suspended as of Thursday, September 22, 2005. Stone safely evacuated all employee and contract personnel prior to the arrival of the storm. Net daily production of approximately 195 million cubic feet of natural gas equivalent (MMcfe) (down from pre-Hurricane Katrina volumes of 260 MMcfe per day) was shut in as a result of Hurricane Rita.
     Stone conducted an initial flyover of its properties after the hurricane, which indicated that the South Marsh Island 108 D platform and Vermilion Block 255 A and B platforms have been lost. Stone operates a total of 115 structures in the Gulf of Mexico. The net volumes from these platforms were approximately 18 MMcfe per day. Stone is evaluating alternatives for the lost platforms including utilizing existing platforms. Stone is currently assessing other operated platform damage, although it may be several days before information is received on properties and pipelines operated by third parties. Stone’s properties and facilities are insured after a minimal deductible; however, Stone does not maintain coverage for business interruption.
     Plans have been made to return personnel to unaffected properties representing approximately 75 to 100 MMcfe per day. These volumes are expected back on line within the next week, subject to the availability of pipeline and plant facilities. Stone’s production of 20 to 25 MMcfe per day from Rockies gas and Williston oil remains unaffected. Stone intends to provide additional information and guidance as the impact from Hurricane Rita and Hurricane Katrina is further quantified.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.